UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2014

ChoiceOne Financial Services, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-19202 (Commission File Number)	38-2659066 (IRS Employer Identification No.)

109 E. Division Street Sparta, Michigan (Address of Principal Executive Offices)	49345 (Zip Code)

Registrant's telephone number, including area code: (616) 887-7366

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2014, Gary Gust resigned from the Board of Directors of ChoiceOne Financial Services, Inc. ("ChoiceOne"), in accordance with ChoiceOne’s retirement policy for members of the Board of Directors. There is no disagreement between ChoiceOne and Mr. Gust known to an executive officer of ChoiceOne, as defined in 17 CFR 240.3b-7, on any matter relating to ChoiceOne's operations, policies or practices.

On October 22, 2014, Keith Brophy was appointed to the Board of Directors of ChoiceOne for a term that will expire at the annual meeting of shareholders to be held in 2017. Mr. Brophy is the Chief Executive Officer of Ideomed Inc. in Grand Rapids, Michigan, a company that focuses on innovation for the health care industry. Mr. Brophy was also appointed to serve as a member of ChoiceOne's Information and Technology Committee.

Also on October 22, 2014, Raymond Lanning was appointed to the Board of Directors of ChoiceOne for a term that will expire at the annual meeting of shareholders to be held in 2016. Mr. Lanning is President of New Equipment Leasing, Inc. and NEL Financial, LLC in Grand Rapids, Michigan, companies that support and provide a wide variety of commercial, automotive, trucking, farming, office, restaurant and construction equipment for lease. Mr. Lanning was also appointed to serve as a member of ChoiceOne's Loan Committee.

Neither Mr. Brophy nor Mr. Lanning is a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no agreement, arrangement or understanding pursuant to which either Mr. Brophy or Mr. Lanning was selected as a director.

Mr. Brophy and Mr. Lanning will be entitled to receive compensation for their services as directors consistent with the compensation paid to other directors as described in ChoiceOne's Proxy Statement for ChoiceOne's 2014 annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 24, 2014	CHOICEONE FINANCIAL SERVICES, INC. (Registrant)

		By:	/s/ Thomas Lampen
Thomas Lampen Its Treasurer